Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DiamondRock Hospitality Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of DiamondRock Hospitality Company of our reports dated February 25, 2014, with respect to the consolidated balance sheets of DiamondRock Hospitality Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia

August 8, 2014